                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )
Filed by the Registrant [X]
Filed by a Party other than the Registrant []
Check the appropriate box:
[] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[] Definitive Additional Materials
[] Soliciting Material Pursuant to (section mark)240.14a-11(c) or
   (section mark)240.14a-12
                                   Culp, Inc.
                  (Name of Registrant as Specified in Charter)
                   (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box)
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   1) Title of each class of securities to which transaction applies:
   2) Aggregate number of securities to which transaction applies:
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
   4) Proposed maximum aggregate value of transaction:
   Set forth the amount on which the filing fee is calculated and state how it was determined.
[] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

   3) Filing Party:                  Culp, Inc.

   4) Date Filed:                  August 4, 1995

                            (CULP LOGO APPEARS HERE)
                             101 South Main Street
                              Post Office Box 2686
                     High Point, North Carolina 27261-2686
                            Telephone (910) 889-5161
DEAR SHAREHOLDERS:
     You are cordially invited to attend the 1995 Annual Meeting of Shareholders. It will be held at the Radisson Hotel, 135 South Main Street, High Point, North Carolina on Tuesday, September 19, 1995 at 9 o'clock a.m. local time.
     In the accompanying materials, you will find a Notice of Annual Meeting of Shareholders, as well as a Proxy Statement relating to the business to be covered at the Annual Meeting. Shareholders will be asked to (1) ratify the appointment of the independent auditors, and (2) elect directors.
     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.
     We encourage you to attend the meeting. We look forward to meeting and talking with many of you there.
                                         Sincerely,
                                         (Signature of Robert G. Culp, III)
                                         ROBERT G. CULP, III
                                         Chairman and Chief Executive Officer

                            (CULP LOGO APPEARS HERE)
                             101 South Main Street
                              Post Office Box 2686
                     High Point, North Carolina 27261-2686
                            Telephone (910) 889-5161
              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                               SEPTEMBER 19, 1995
TO OUR SHAREHOLDERS:
     The Annual Meeting of Shareholders of Culp, Inc. (the "company") will be held at the Radisson Hotel, 135 South Main Street, High Point, North Carolina on Tuesday, September 19, 1995 at 9 o'clock a.m. local time, for the purpose of considering and acting on the following matters:
     (1) To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the company for the current fiscal year; and
     (2) To elect three (3) directors to serve until the 1998 Annual Meeting;
     (3) To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.
     Only shareholders of record as of the close of business on July 14, 1995 are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.
     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON REQUEST.
     The Proxy Statement accompanying this notice sets forth further information concerning the items listed above and the use of the enclosed proxy. You are urged to study this information carefully.
     The Annual Report of the company also accompanies this notice.
     BY ORDER OF THE BOARD OF DIRECTORS.
                                         (Signature of Franklin N. Saxon)
                                         FRANKLIN N. SAXON
                                         Vice President and Corporate Secretary
August 4, 1995

                            (CULP LOGO APPEARS HERE)
                             101 South Main Street
                              Post Office Box 2686
                      High Point, North Carolina 27261-268
                            Telephone (910) 889-5161
                                PROXY STATEMENT
                                  INTRODUCTION
     This Proxy Statement is furnished to the shareholders of Culp, Inc. (hereinafter sometimes referred to as the "company") by the company's Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the company to be held on Tuesday, September 19, 1995 at 9 o'clock a.m. at the Radisson Hotel, 135 South Main Street, High Point, North Carolina, and at any adjournment or adjournments thereof. Action will be taken at the Annual Meeting on the ratification of the appointment of independent auditors, the election of certain directors, and any other business that properly comes before the meeting.
     This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about August 4, 1995.
     Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying form of proxy and return it promptly to ensure that your shares are voted at the meeting. Any shareholder giving a proxy may revoke it at any time before a vote is taken: (i) by duly executing a proxy bearing a later date; (ii) by executing a notice of revocation in a written instrument filed with the secretary of the company; or (iii) by appearing at the meeting and notifying the secretary of the intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted for the ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the company for the current fiscal year, and for the election of the three (3) directors named in this Proxy Statement. The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting. Unless otherwise stated herein, each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting for approval. A shareholder abstaining from the vote on a proposal will be counted as present for purposes of determining whether a quorum is present, but will be counted as not having voted on the proposal in question. This means that in cases where a majority of the shares represented is required to approve a proposal, an abstention will have the effect of a vote against the proposal in question.
     The company will bear the entire cost of preparing this Proxy Statement and of soliciting proxies. Proxies may be solicited by employees of the company, either personally, by special letter, or by telephone. The company also will request brokers and others to send solicitation material to beneficial owners of the company's stock and will reimburse them for this purpose upon request.
                               VOTING SECURITIES
     Only shareholders of record at the close of business on July 14, 1995 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the meeting is 11,209,641.
     The following table lists the beneficial ownership of the company's common stock ("Common Stock") with respect to: (i) each person known by the company to be the beneficial owner of more than five percent of such Common Stock; and (ii) all executive officers, directors and nominees of the company as a group, a total of 11 persons, as of July 14, 1995.
                                       1

                                                      Number of Shares     Percent of
   Title of             Name and Address of             Beneficially       Outstanding
    Class                 Beneficial Owner                 Owned             Shares
Common Stock,     Robert G. Culp, III                     3,617,309(1)           32.1%(1)
par value,        903 Forrest Hill Drive
$.05 per share    High Point, NC 27262
                  Winsal & Company                        3,048,750(2)           27.2%(2)
                  c/o First Union Corporation
                  401 S. Tryon Street
                  Fiduciary Operations NC1151
                  Charlotte, NC 28288-1151
                  Dimensional Fund Advisors, Inc.           694,040(3)           6.19%
                  1299 Ocean Avenue, 11th Floor
                  Santa Monica, CA 90401
                  First Bank System, Inc.                   566,535              5.06%
                  601 2nd Ave., South
                  Minneapolis, MN 55402-4302
                  All executive officers,                 4,316,261(4)           37.9%
                  directors and nominees
                  as a group (11 persons)

(1) These shares include all of the shares (3,048,750) listed below that also are beneficially owned in the name of Winsal & Company as trustee of the Robert G. Culp, Jr. Family Trust, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest. (SEE NOTE (2) BELOW); also includes 1,218 shares held of record by Susan B. Culp, the wife of Mr. Culp, the beneficial ownership of which shares Mr. Culp disclaims, and includes 68,500 shares subject to options owned by Mr. Culp that are immediately exercisable.
(2) All of these shares also are included in the shares listed above for Robert
    G. Culp, III (SEE NOTE (1) ABOVE); also includes 1,029,375 shares held of record by Winsal & Company for the benefit of Judith C. Walker, sister of Robert G. Culp, III; 825,000 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest.
(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 694,040 shares of Culp, Inc. stock as of April 28, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(4) Includes 172,777 shares subject to options owned by certain officers and directors that are immediately exercisable.
                                       2

                              INDEPENDENT AUDITORS
     The Board of Directors recommends that the shareholders ratify the appointment of KPMG Peat Marwick LLP to serve as the auditors for the company for the fiscal year ending April 28, 1996. The Audit Committee recommended such appointment to the board. KPMG Peat Marwick LLP served as the independent auditors for the company for the last five fiscal years. Representatives of the firm are expected to attend the Annual Meeting and will have the opportunity to make any statements they consider appropriate and to respond to shareholders' questions.
                             ELECTION OF DIRECTORS
     The number of directors constituting the board has been fixed at ten by the company's shareholders in accordance with the company's bylaws.
     The company's bylaws provide that the Board of Directors shall be divided into three classes of directors with staggered three-year terms, so that one class or approximately one-third of the Board of Directors will be elected every year. At the Annual Meeting the shareholders will elect three (3) directors and each will serve for a term of three years (until the 1998 Annual Meeting of Shareholders) or until his successor shall be elected and shall qualify. The three directors whose terms expire at the 1995 Annual Meeting (Howard L. Dunn, Jr., Earl N. Phillips, Jr., and Bland W. Worley) have been nominated for re-election.
     In the absence of specifications to the contrary, proxies will be voted for the election of each of the three (3) nominees listed in the table below. An equal number of votes will be cast for each nominee except as noted below, and the persons who receive the highest number of votes for election at the Annual Meeting will be elected as directors. If, at or before the time of the meeting, any of the nominees becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees. The board currently knows of no reason why any of the nominees listed below is likely to become unavailable.
     The North Carolina Business Corporation Act (the "Corporation Act") provides that when cumulative voting applies, shareholders are "entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates." Cumulative voting procedures will not be followed at the Annual Meeting unless a shareholder calls for cumulative voting as provided in the Corporation Act. The Corporation Act sets forth the procedure by which a shareholder may call for cumulative voting as follows:
    A shareholder or proxy who has the right to cumulate his votes announces in open meeting, before voting for directors starts, his intention to vote cumulatively; and if such announcement is made, the chair shall declare that all shares entitled to vote have the right to vote cumulatively and shall announce the number of shares present in person and by proxy, and shall thereupon grant a recess of not less than one hour nor more than four hours, as he shall determine, or of such other period of time as is unanimously then agreed upon.
If any shareholder announces his intention to vote his shares on a cumulative basis, the proxy holders may, in their discretion, vote the shares to which such proxy relates on a basis other than equally for each of the nominees listed below and for less than all such nominees, and in such event the proxy holders shall cast such votes in a manner that would tend to elect the greatest number of such nominees (or any substitutes therefor in the case of unavailability) as the number of votes cast by them would permit.
                                       3

NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS
     The following table sets forth certain information with respect to the three (3) nominees for election to the Board of Directors, the seven (7) other directors, and the executive officers of the company:

                                                                                    Shares and
                                                                                    Percent of
                                                                                   Common Stock
                                                                                   Beneficially
                                                            Year        Year       Owned as of
                                     Position              Became       Term         July 14,
Name and Age                     With Company (1)         Director     Expires         1995         Notes
NOMINEES:
Howard L. Dunn, Jr., 57     President and Chief             1972         1995          285,147          (6)
                            Operating Officer;                                            2.5%
                            Director
Earl N. Phillips, Jr.,      Director                        1992         1995            8,625       (2)(8)
55
Bland W. Worley, 77         Director                        1983         1995            6,187      (2)(10)
DIRECTORS AND EXECUTIVE
OFFICERS:
Andrew W. Adams, 55         Senior Vice President           1989         1997           11,313      (2)(12)
                            Manufacturing; Director
Robert G. Culp, III, 48     Chairman of the Board and       1972         1997        3,617,309          (3)
                            Chief Executive Officer;                                     32.1%
                            Director
Baxter P. Freeze, 75        Director                        1972         1996          275,163          (7)
                                                                                          2.5%
Earl M. Honeycutt, 77       Director                        1972         1997            4,690       (2)(4)
Patrick H. Norton, 73       Director                        1987         1997           27,916       (2)(5)
Franklin N. Saxon, 42       Vice President and              1987         1996           22,200      (2)(13)
                            Chief Financial Officer;
                            Treasurer; Secretary;
                            Director
Judith C. Walker, 52        Director                        1993         1996           26,897       (2)(9)
Kenneth M. Ludwig, 42       Vice President-                  N/A          N/A           30,814      (2)(11)
                            Human Resources;
                            Assistant Secretary

 (1) Officers of the company are elected by the Board of Directors each year. The present officers were elected by the board on June 20, 1995.
 (2) Less than one percent (1%)
                                       4

 (3) Includes 3,048,750 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, Judith C. Walker and Harry R. Culp, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest; includes 1,218 shares held of record by Susan B. Culp, wife of Robert G. Culp, III, the beneficial ownership of which shares Mr. Culp, III disclaims, and 68,500 shares subject to options owned by Mr. Culp that are immediately exercisable.
 (4) Includes 3,150 shares subject to options owned by Mr. Honeycutt that are immediately exercisable.
 (5) Includes 3,750 shares subject to options owned by Mr. Norton that are immediately exercisable.
 (6) Includes 43,563 shares subject to options owned by Mr. Dunn that are immediately exercisable.
 (7) Includes 186,094 shares held of record by Anne C. Freeze, wife of Mr. Freeze, the beneficial ownership of which shares Mr. Freeze disclaims, and 3,750 shares subject to options owned by Mr. Freeze that are immediately exercisable.
 (8) Includes 3,750 shares subject to options owned by Mr. Phillips that are immediately exercisable.
 (9) Includes 3,750 shares subject to options owned by Ms. Walker that are immediately exercisable.
(10) Includes 3,750 shares subject to options owned by Mr. Worley that are immediately exercisable.
(11) Includes 30,814 shares subject to options owned by Mr. Ludwig that are immediately exercisable.
(12) Includes 4,000 shares subject to options owned by Mr. Adams that are immediately exercisable.
(13) Includes 4,000 shares subject to options owned by Mr. Saxon that are immediately exercisable, and 17,884 shares owned through the company's 401(k) plan.
NOMINEES:
     HOWARD L. DUNN, JR. is one of the founders of the company and served as vice president of manufacturing and product development from 1972 until 1988, when the board elected Mr. Dunn executive vice president. The board elected Mr. Dunn president and chief operating officer in 1993.
     EARL N. PHILLIPS, JR. is co-founder and has served as president of First Factors Corporation, an asset-based lending firm located in High Point, North Carolina, since 1982. He also serves as a member of several Boards of Directors, including First Union National Bank of North Carolina.
     BLAND W. WORLEY served as chief executive officer of BarclaysAmericanCorporation, Charlotte, North Carolina from 1975 until 1982 and as chairman of the board of that corporation until his retirement in 1985. BarclaysAmericanCorporation is a financial services company.
OTHER OFFICERS AND DIRECTORS:
     ANDREW W. ADAMS joined the company in 1986, serving first as vice president of the Industrial Fabrics division and later as vice president of operations for the Upholstery Fabrics division. In 1988, the board elected Mr. Adams vice president-marketing of the company, and in 1989 he became a member of the Board of Directors. Mr. Adams is now senior vice president-manufacturing. He was elected to that position by the board in 1993.
     ROBERT G. CULP, III is one of the founders of the company and was executive vice president and secretary until 1981 when he was elected by the board to serve as president. The board elected Mr. Culp chief operating officer in 1985, and chief executive officer in 1988. In 1990, the Board of Directors elected Mr. Culp chairman of the board. Mr. Culp serves as a member of the local board of directors of First Union National Bank of North Carolina. He is the brother of Judith C. Walker.
                                       5

     BAXTER P. FREEZE, SR. served as president of Commonwealth Hosiery Mills, Inc., a manufacturer of hosiery, in Randleman, North Carolina, for 41 years until his retirement in 1995. He continues to serve as Chairman of the Board.
     EARL M. HONEYCUTT served as president of Amoco Fabrics and Fibers Company, a textile manufacturing subsidiary of Amoco Chemical Corporation, Atlanta, Georgia, for 15 years until his retirement in 1983.
     PATRICK H. NORTON has served since 1981 as senior vice president of sales and marketing and a member of the board of directors of La-Z-Boy Chair Company, a furniture manufacturer, Monroe, Michigan. Mr. Norton currently serves as a co-chairman of the Home Furnishings Council and a member of the board of directors of the American Furniture Manufacturers Association.
     FRANKLIN N. SAXON joined the company in 1983 as its controller and assistant secretary. Mr. Saxon served as controller until 1985, when the board elected him vice president and chief financial officer. The board elected Mr. Saxon treasurer in 1985, and he was elected as a director in 1987.
     JUDITH CULP WALKER has been a practicing attorney with Keziah, Gates and Samet in High Point, North Carolina from 1987 through May, 1995. Prior to joining Keziah, Gates and Samet, Ms. Walker was an attorney with Wyatt, Early, Harris, Hauser and Wheeler in High Point. She is the sister of Robert G. Culp, III.
     KENNETH M. LUDWIG joined the company in 1985 as director of personnel. The board elected Mr. Ludwig vice president-human resources in 1986.
BOARD COMMITTEES AND ATTENDANCE
     There are four standing committees of the Board of Directors: Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee.
     The Executive Committee, the members of which are Messrs. Culp, Dunn, Saxon, and Adams, may exercise the full authority of the Board of Directors when the board is not in session, except for certain powers related to borrowing, electing certain officers, and other powers that may not lawfully be delegated to board committees.
     Messrs. Freeze, Honeycutt and Worley serve on the Audit Committee. The function of the Audit Committee is to review the scope of the audits and the findings of the independent auditors. The auditors meet with the Audit Committee to discuss audit and financial reporting issues. The committee also reviews the company's accounting policies, internal accounting controls, reports from the company's internal auditors, the Annual Report to shareholders, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission.
     The Compensation Committee approves matters relating to compensation, including all fringe benefits and benefit plans for management and directors of the company, and reports to the Board of Directors from time to time as to its recommendation on compensation and policies for both management and directors. The committee also administers the company's stock option plans. The members of this committee are Messrs. Freeze, Honeycutt and Worley.
     The members of the Nominating Committee, which recommends nominees for election to the Board of Directors, are Messrs. Culp, Norton, and Worley. The nominees for election to the Board of Directors contained in this Proxy Statement have been chosen by the Nominating Committee. Recommendations from shareholders for nominees to the Board of Directors will be considered by the Nominating Committee if made in writing addressed to any member of the Nominating Committee at the company's main office. In order to be considered, such recommendations must be received at least 120 days prior to the date of the meeting at which directors are to be elected.
     During the fiscal year ended April 30, 1995, the Board of Directors had four (4) meetings; the Audit Committee, four (4) meetings; the Compensation Committee, two (2) meetings, and the Nominating Committee, one (1) meeting. Each board member attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he served. Under current management practices, the Executive Committee exists mainly to act in place of the board in cases where time constraints or other considerations make it impractical to convene a meeting of
                                       6
the entire board or to obtain written consents from all board members. The Executive Committee held six (6) meetings during fiscal 1995, and took action on several occasions by written consent. All significant management decisions requiring action by the Board of Directors were considered and acted upon by the full board.
                             EXECUTIVE COMPENSATION
     SUMMARY COMPENSATION TABLE. The following table sets forth compensation paid by the company in the forms specified therein for the years ended April 30, 1995, May 1, 1994, and May 2, 1993 to (i) the chief executive officer of the company and (ii) the company's four other most highly compensated executive officers.
                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation     Long Term Compensation      All Other
Name and                                   Salary                      Option Grants          Compensation
Principal Position                Year        $        Bonus $               #                    $(1)
Robert G. Culp, III               1995     204,000     204,000             12,000                15,989(2)(3)
  CHAIRMAN OF THE BOARD;          1994     197,700     197,700             10,000                13,239(2)(3)
  CHIEF EXECUTIVE OFFICER         1993     192,000     192,000             39,000                11,910(2)
Howard L. Dunn                    1995     169,000     169,000              7,000                10,420(3)
  PRESIDENT AND                   1994     163,000     163,000              7,000                 6,621(3)
  CHIEF OPERATING OFFICER         1993     159,000     119,250              9,750                 4,409
Andrew W. Adams                   1995     135,000     101,250              4,000                 4,596
  SENIOR VICE PRESIDENT -         1994     125,000      93,750              4,000                 4,065
  MANUFACTURING                   1993     114,000      68,400              8,125                 4,213
Franklin N. Saxon
  VICE PRESIDENT AND              1995     107,000      64,200              4,000                 8,530(3)
  CHIEF FINANCIAL OFFICER;        1994     102,000      61,200              4,000                 7,719(3)
  TREASURER; SECRETARY            1993      98,500      49,250              4,875                 6,376(3)
Kenneth M. Ludwig
  VICE PRESIDENT -                1995      93,100      55,860              4,000                 2,584(3)
  HUMAN RESOURCES;                1994      88,100      52,860              4,000                 2,212(3)
  ASSISTANT SECRETARY             1993      84,300      42,150              6,500                 2,263(3)

(1) Includes the company's matching contribution to such officers' accounts under the Employee Retirement Builder 401(k) Plan.
(2) Includes annual premium of $7,500 paid by the company for split-dollar life insurance on the life of Mr. Culp.
(3) Includes reportable interest on deferred compensation of $3,673 for Mr. Culp, $7,054 for Mr. Dunn, $5,821 for Mr. Saxon and $259 for Mr. Ludwig.
                                       7

     OPTION GRANTS TABLE. The following table sets forth certain information concerning grants of stock options to the executive officers named in the Summary Compensation Table during the year ended April 30, 1995.
                       STOCK OPTION GRANTS IN FISCAL 1995

                                                                                           Potential
                                                                                        Realizable Value
                                                                                       at Assumed Annual
                                                                                         Rates of Stock
                                      % of Total                                       Price Appreciation
                        Options     Options Granted     Exercise or                     for Option Term
                        Granted     to Employees in     Base Price      Expiration            (1)
Name                      (#)       Fiscal Year (%)       ($/Sh)           Date        5%($)      10%($)
Robert G. Culp, III     12,000            14.0              9.90          9-19-99      33,000      73,000
Howard L. Dunn, Jr.      7,000             8.1              9.00          9-19-04      40,000     101,000
Andrew W. Adams          4,000             4.7              9.00          9-19-04      23,000      57,000
Franklin N. Saxon        4,000             4.7              9.00          9-19-04      23,000      57,000
Kenneth M. Ludwig        4,000             4.7              9.00          9-19-04      23,000      57,000

(1) Rounded to nearest thousand.
     OPTION EXERCISES AND YEAR-END VALUE TABLE. The following table sets forth certain information concerning exercises of stock options during fiscal 1995 by the executive officers named in the Summary Compensation Table, and options held by such officers at the end of fiscal 1995.
                   AGGREGATED OPTION EXERCISES IN FISCAL 1995
                         AND FISCAL YEAR OPTION VALUES

                                                             Number of Unexercised          Value of Unexercised
                                                                  Options at               In-the-Money Options at
                         Shares Acquired      Value           Fiscal Year-End(#)          Fiscal Year-End($)(1)(2)
                         on Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable     Unexercisable
Robert G. Culp, III           24,375          155,756        68,500         12,000        300,000          -0-
Howard L. Dunn, Jr.          -0-              -0-            43,563          7,000        233,000           5,000
Andrew W. Adams              -0-              -0-             4,000          4,000         -0-              3,000
Franklin N. Saxon            -0-              -0-             4,000          4,000         -0-              3,000
Kenneth M. Ludwig            -0-              -0-            30,814          4,000        172,000           3,000

(1) Closing price of company stock at April 28, 1995 was $9.75.
(2) Rounded to nearest thousand.
                                       8

     SEVERANCE PROTECTION PLAN. In September 1989, the company adopted a Severance Protection Plan, which covers officers and key management associates ("Executives") of the company. The Severance Protection Plan provides for the company and covered Executives to enter into written agreements that do not become effective except upon a change in control (as defined in such agreements) of the company. If a change in control occurs, the agreements provide that the Executive will be entitled to continued employment with the company with the same basic responsibilities and compensation as before the change in control for a period of one year. If the Executive is terminated, demoted or has his pay or benefits reduced for reasons other than good cause, or if the Executive terminates his employment voluntarily after serving nine months of the one-year employment period, the Executive is entitled to a lump sum payment equal to the Executive's base salary plus bonus during the twelve months immediately preceding the termination of employment. The plan does not prevent the company from terminating the Executive for cause at any time. The purpose of the Severance Protection Plan is to ensure the company continuity of management and the Executive continuity of employment in the event of any actual or threatened change in control of the company. The plan is not intended to alter materially the compensation and benefits a covered Executive could reasonably expect in the absence of such a change in control. As of April 30, 1995, the company's potential obligation pursuant to the Severance Protection Plan was $1,540,910, which is the amount that would be expended by the company under the Plan if all of the designated executives were terminated or otherwise entitled to benefits after a change in control of the company.
     COMPENSATION OF DIRECTORS. Directors who are also officers of the company do not receive additional compensation for service as directors. Non-employee directors receive $10,000 per year for participation as a member of the Board of Directors, $2,000 per year for each committee on which they serve, and an annual stock option grant of 1,875 shares.
     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The members of the Compensation Committee are Baxter P. Freeze, Earl M. Honeycutt and Bland W. Worley, all of whom are non-employee directors. No member of the committee serves on the Compensation Committee of another corporation that has a business relationship with the company.
     COMPENSATION COMMITTEE REPORT. The following is a report of the Compensation Committee on compensation of executive officers for the fiscal year ended April 30, 1995. The Compensation Committee has based compensation for the company's executive officers on three primary factors: (1) compensation paid to executive officers at comparable firms in the company's industry, (2) the individual executive's performance and contribution to the company, and (3) the financial performance of the company. In general, the committee has set base salaries for executives relying most heavily on the first two factors mentioned above, and has linked executive compensation to the third factor, the company's financial performance, through incentive bonuses that are based solely on the annual financial results of the company and periodic grants of stock options to executive officers.
     After reviewing published compensation surveys and proxy information from companies included in the Performance Comparison data, and based on general knowledge of the industry, the committee believes that the base salaries paid to the company's executive officers are at or below than those generally prevailing in the company's industry and for other manufacturing companies of similar size. For this reason, a larger portion of the compensation paid to the company's executives is based on incentive compensation that is dependent upon the company's financial results.
     Under the company's Management Incentive Plan, certain executive officers are selected by the Compensation Committee (based on management recommendations) to receive annual cash bonuses based on the company's financial results. The Compensation Committee sets performance targets for the company in terms of financial measurements judged by the committee to be relevant indicators of management and corporate performance. Cash bonuses are then awarded to the executives participating in the plan pursuant to a formula that pays a percentage of the maximum bonus award established by the committee for each participating executive based upon the percentages of the performance targets the company achieves in a fiscal year. The cash bonuses shown in the Summary Compensation Table were paid under this plan.
     The committee maintains a policy of encouraging executives to make significant investments in the company's stock, so that executive officers' long-term interests will be aligned with those of the company's shareholders. To that end, the committee periodically approves the grant of incentive stock options to executive officers under the company's Stock Option Plan. During fiscal 1995, the company adopted (and the shareholders approved) a performance-based
                                       9
stock option plan, which provides for the one-time grant to executives of options that could become exercisable in 1997 OR A LATER YEAR, but only if the company meets a targeted level of earnings growth (otherwise these options are not exercisable until January 1, 2003).
     The base salaries for all executive officers, including the Chief Executive Officer, were increased for fiscal 1995 at modest rates that were lower than the general rate of increase for all employees of the company. Increases in overall compensation for executive officers were a reflection of the improved operating results achieved by the company for fiscal 1995. The company's net income for the year (the measure used for the performance target for fiscal 1995) was at a level that allowed maximum bonus awards to be paid pursuant to the Management Incentive Plan.
     The Compensation Committee approved grants of stock options to certain officers and employees during fiscal 1995 to increase the opportunity of these employees to participate in the growth of the company and the value of its stock. The specific levels of options granted generally reflected the level of responsibility of the employees and officers receiving the option awards and the committee's judgement about the direct link between the employee's performance and decisions and the company's financial results. For that reason, more senior officers received larger awards, and the Chief Executive Officer received a significantly larger award than other officers.
     The compensation for the Chief Executive Officer is determined under the same policies and practices used for all of the company's executive officers, as discussed above. In addition, the company has provided a split dollar life insurance plan for the Chief Executive Officer for many years, and this program was continued in fiscal 1995. The committee believes this type of plan provides a cost effective means of providing this benefit, since the company expects to recover the cost of premium payments on the plan from the cash value of the insurance policy.
     The foregoing report has been furnished by the members of the Compensation
Committee:
                                  Baxter P. Freeze, Chairman
                                  Earl M. Honeycutt
                                  Bland W. Worley
                                       10

                             PERFORMANCE COMPARISON
     The following graph shows changes over the five-year period ending April 30, 1995 in the value of $100 invested in (1) the Common Stock of the company,
(2) the NASDAQ Market Index, and (3) the Textile Manufacturing Index reported by Media General Financial Services, Richmond, Virginia, consisting of twenty-three companies (including the company) in the textile industry. The graph shows year-end values for an investment in each of the three investments described, assuming the reinvestment of all dividends and excluding any trading commissions or taxes.
                                   CULP, INC.
                   COMPARISON OF TOTAL RETURN TO SHAREHOLDERS
                        APRIL 28, 1990 TO APRIL 30, 1995

  (THE PERFORMANCE GRAPH APPEARS HERE. THE PLOT POINTS ARE LISTED IN THE
                                   TABLE BELOW.)

                              1990    1991    1992    1993    1994    1995
Culp                          100     114     163     228     370     314
Nasdaq                        100     119     144     166     184     214
Media General Textile Mfg.    100     112     166     179     164     159

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     LEASE TRANSACTIONS. The company leases three (3) industrial facilities from partnerships owned by certain of the company's executive officers, directors, principal shareholders and members of their immediate families. Principals of these related entities include Esther R. Culp (mother of Robert G. Culp, III), Robert G. Culp, III, Judith C. Walker (sister of Robert G. Culp, III and director), and Harry R. Culp (brother of Robert G. Culp, III). These facilities contain a total of 299,000 square feet of floor space. The company also leases its headquarters office space (33,440 square feet) from Phillips Interests, Inc. Earl N. Phillips, Jr. is the president and a director of Phillips Interests, Inc. and a director of the company. (See "Certain Business Relationships").
     The initial terms of those leases generally range from five to ten years, with one or more five-year renewal options. Base rent per year for the leased industrial facilities ranges from $1.70 to $2.43 per square foot. The leases typically prohibit assignment or subletting without the lessor's consent but such consent may not be unreasonably withheld. The lessor is generally responsible for maintenance only of roof and structural portions of the leased facilities. The industrial facilities are leased on a "triple net" basis, with the company responsible for payment of all property taxes, insurance premiums and maintenance, other than structural maintenance. The company believes that at the time the leases were executed the terms of all such leases were no less favorable to the company than could have been obtained in arms-length transactions with unaffiliated persons. The company received independent appraisals to this effect with respect to the industrial facility leases. At the time the company entered into the lease with Phillips Interests, Inc. (January 19, 1990), Mr. Phillips was not a director of the company. Related party leases are approved by the Audit Committee and are reviewed annually by the Audit Committee. The total amounts of rent paid by the company under the industrial facilities and office leases during fiscal 1995 were approximately $1,453,000 and $435,000, respectively.
     CERTAIN BUSINESS RELATIONSHIPS. The company had sales of approximately $20.5 million, or 6.7% of the company's net sales, to La-Z-Boy Chair Company in fiscal 1995. Patrick H. Norton, a director, is that company's senior vice president of sales and marketing and also serves on its board of directors.
     Earl N. Phillips, Jr., a director of the company, is also a director of a subsidiary of the company's lead bank, an officer and director of one of the company's factors, and an officer and director of the lessor of the company's office facilities in High Point. The amount of factor commissions paid to the factor was approximately $55,000 in fiscal 1995 and the amount due from the factor at April 30, 1995 was $808,000. The amount of interest and other fees paid to the lead bank was approximately $2.0 million in fiscal 1995 and the loans payable to the bank and amounts guaranteed through letters of credit by the bank at April 30, 1995 aggregated $42.9 million. Rent expense for the company's office facilities in High Point was approximately $435,000 in fiscal 1995.
     OTHER RELATIONSHIPS. From time to time during fiscal 1995, the company employed the law firm Keziah, Gates and Samet, which firm employed Judith C. Walker, sister of Robert G. Culp, III, and a director of the company.
                        REPORTS OF SECURITIES OWNERSHIP
     Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, its executive officers, any persons who hold more than ten percent of the company's common stock and certain trusts (collectively, "insiders") to report their holdings of and transactions in the company's Common Stock to the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established, and the company is required to disclose in this proxy statement any late filings and any failures to file that have occurred since May 1, 1994.
     Insiders must file three types of ownership reports with the SEC: initial ownership reports, change-in-ownership reports and year-end reports. Under the SEC's rules, insiders must furnish the company with copies of all Section 16(a) reports that they file. Based solely on a review of copies of these reports and on written representations the company has received, the company believes that since May 1, 1994, its insiders have complied with all applicable Section 16(a) reporting requirements.
                                       12

                      YOUR DIRECTORS RECOMMEND VOTES "FOR"
     (BULLET) THE RATIFICATION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S
              INDEPENDENT AUDITORS FOR FISCAL 1996
     (BULLET) THE THREE NOMINEES FOR DIRECTOR
                                       13

                     SHAREHOLDER PROPOSALS FOR 1996 MEETING
     Shareholders may submit proposals appropriate for shareholder action at the company's Annual Meeting consistent with the regulations of the Securities and Exchange Commission and the company's bylaws. The nominees named in this Proxy Statement are those chosen by the Nominating Committee of the Board of Directors. Nominations may also be made by shareholders in accordance with the company's bylaws. The bylaws require that such nominations must be received by the company at least 120 days prior to the Annual Meeting and shall include certain biographical and other information about the persons nominated as specified in the bylaws. For shareholder proposals and nominations for director to be considered for inclusion in the Proxy Statement for the 1996 Annual Meeting, they must be received by the company no later than April 28, 1996. Such proposals should be directed to Culp, Inc., Attention: Franklin N. Saxon, Vice President and Chief Financial Officer, 101 South Main Street, Post Office Box 2686, High Point, North Carolina 27261.
                                 OTHER MATTERS
     The company's management is not aware of any matter which may be presented for action at the Annual Meeting other than the matters set forth herein. Should any matters requiring a vote of the shareholders arise, it is intended that the accompanying proxy will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxy, discretionary authority to do so being included in the proxy.
     By Order of the Board of Directors,

                                           FRANKLIN N. SAXON
                                           (Signature of Franklin N. Saxon)
                                           VICE PRESIDENT AND CHIEF FINANCIAL
                                           OFFICER
     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE ANNUAL MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES OF THE COMPANY, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CULP, INC., ATTENTION: FRANKLIN N. SAXON, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 101 SOUTH MAIN STREET, P. O. BOX 2686, HIGH POINT, NORTH CAROLINA 27261.
                                       14
 ****************************************************************************
                                    APPENDIX

                                   CULP, INC.
P R O X Y
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints Robert G. Culp, III and Franklin N. Saxon, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of Culp, Inc. held of record by the undersigned on July 14, 1995, at the Annual Meeting of Shareholders to be held on September 19, 1995, or any adjournment or adjournments thereof.
    1. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1996.
       [] FOR                [] AGAINST                [] ABSTAIN
    2. ELECTION OF DIRECTORS:

[] FOR the 3 nominees listed       [] WITHHOLD AUTHORITY to vote
below                                 for the 3 nominees listed below.
  (except as marked to the
 contrary)

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
              LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
          Howard L. Dunn, Jr., Earl N. Phillips, Jr., Bland W. Worley
    3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.
                           (continued on other side)

           (continued from other side)
    THIS PROXY WILL BE VOTED AS DIRECTED HEREIN.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR THE RATIFICATION OF KPMG PEAT MARWICK LLP AS
INDEPENDENT AUDITORS IN PROPOSAL 1, AND FOR THE
NOMINEES LISTED IN PROPOSAL 2. IF, AT OR BEFORE
THE TIME OF THE MEETING, ANY OF THE NOMINEES
LISTED ABOVE HAS BECOME UNAVAILABLE FOR ANY
REASON, THE PROXIES HAVE THE DISCRETION TO VOTE
FOR A SUBSTITUTE NOMINEE OR NOMINEES.
Dated:                     , 1995
                                          (SEAL)
                                          Signature
                                          (SEAL)
                                          Signature
                                          (PLEASE SIGN EXACTLY AS NAME APPEARS
                                          ON THIS CARD. IF SIGNING AS ATTORNEY,
                                          ADMINISTRATOR, EXECUTOR, GUARDIAN, OR
                                          TRUSTEE, PLEASE GIVE SUCH TITLE. IF
                                          SIGNING ON BEHALF OF A CORPORATION,
                                          PLEASE GIVE NAME AND TITLE OF
                                          AUTHORIZED OFFICER SIGNING.)